Exhibit 4.18




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                          SECOND SUPPLEMENTAL INDENTURE

                          DATED AS OF DECEMBER 20, 2000




                                     between

                     REPUBLIC SECURITY FINANCIAL CORPORATION

                                       and

                              THE BANK OF NEW YORK,
                                   AS TRUSTEE




                        10.35% SENIOR DEBENTURES DUE 2002



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                  SECOND SUPPLEMENTAL INDENTURE, dated as of December 20, 2000
(this "Second Supplemental Indenture"), between Republic Security Financial Corporation, a Florida corporation (the "Company"), and The Bank of New York, as trustee (the "Trustee").

                                    RECITALS

                  WHEREAS, First Palm Beach Bancorp, Inc., a Delaware corporation (the "Predecessor"), and the Trustee entered into an Indenture, dated as of June 30, 1997 (the "Original Indenture"), pursuant to which the Predecessor issued its 10.35% Senior Debentures due June 30, 2002 in an aggregate principal amount of $35,000,000 (the "Securities");

                  WHEREAS, pursuant to Section 10.02 of the Original Indenture, the Predecessor, the Company and the Trustee entered into a Supplemental Indenture, dated as of the 29th day of October, 1998 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Current Indenture"), which provided for the succession of the Company to the Predecesor and the assumption by the Company of all of the covenants and conditions in the Original Indenture;

                  WHEREAS, pursuant to Section 9.01(g) of the Current Indenture, the Company and the Trustee may amend the Current Indenture, without the consent of the holders of the Securities (the "Securityholders"), if such amendment does not affect the rights of any Securityholder in any material respect;

                  WHEREAS, the Company, pursuant to appropriate resolutions of its Board of Directors, has duly resolved and determined to enter into this Second Supplemental Indenture to amend the definition of "Discharged" in Section
11.05 of the Current Indenture; and

                  WHEREAS, pursuant to Section 9.05 of the Current Indenture, the Trusteee has received (1) an Officers' Certificate stating that all conditions precedent relating to entering into this Second Supplemental Indenture have been complied with and (2) an Opinion of Counsel of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, stating that (A) the entering into of this Second Supplemental Indenture is authorized or permitted by the Current Indenture and (B) that conditions precedent relating to entering into this Second Supplemental Indenture have been complied with;

                  NOW, THEREFORE, the Company and Trustee agree, for the equal and proportionate benefit of the respective Securityholders from time to time, as follows:
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                                   ARTICLE I
                                   DEFINITIONS

                  Section 1.01 Definitions. For purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) terms defined in the preamble, recitals or other Articles of this Second Supplemental Indenture have the meanings assigned to them therein, terms defined in this Article have the meanings assigned to them in this Article, and all such defined terms include the plural as well as the singular;

                  (b) terms not expressly defined in this Second Supplemental Indenture have the meanings assigned to them in Article I of the Current Indenture, or as otherwise defined in the Current Indenture; and

                  (c) "Indenture" means the Current Indenture, as amended by this Second Supplemental Indenture or as otherwise supplemented or amended from time to time by one or more supplemental indentures entered into pursuant to the applicable provisions of the Indenture.

                                   ARTICLE II
                       AMENDMENT TO THE CURRENT INDENTURE

                  Section 2.01 Amendment. The definition of "Discharged" in
Section 11.05 of the Current Indenture is amended and restated to read in its entirety as follows:

                  "`Discharged' means that (A) the Company shall be released from its obligations under Section 3.07 (other than with respect to its corporate existence), Sections 3.08 through 3.16, inclusive, and
         Section 10.01(c) and (B) the occurrence of any event specified in
         Section 5.01(c) (with respect to any of Section 3.07 (other than with respect to the Company's corporate existence), Sections 3.08 through 3.16, inclusive, and Section 10.01(c)) and Section 5.01(d) shall be deemed not to be or result in an Event of Default. For this purpose, Discharged means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section (to the extent so specified in the case of Section 5.01(c)), whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason


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         of any reference in any such Section to any other provision herein or in any other document, but the remainder of this Indenture shall be unaffected thereby."

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                                  ARTICLE III
                                  MISCELLANEOUS

                  Section 3.01 Effect of Second Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Securityholder shall be bound thereby.

                  Section 3.02 Current Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Current Indenture shall remain in full force and effect.

                  Section 3.03 Current Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Current Indenture, and the Current Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

                  Section 3.04 Confirmation and Preservation of Indenture. The Current Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

                  Section 3.05 Conflict with Trust Indenture Act. If and to the extent any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Second Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

                  Section 3.06 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  Section 3.07 Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions of this Second Supplemental Indenture.

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                  Section 3.08 Benefits of Second Supplemental Indenture, etc.
Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Securityholders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

                  Section 3.09 Successors. All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

                  Section 3.10 Trustee Not Responsible for Recitals. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

                  Section 3.11 Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

                  Section 3.12 Governing Law. The internal law of the State of New York shall govern and be used to construe this Second Supplemental Indenture.

                  Section 3.13 Counterparts. This Second Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

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